Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Investor Relations:
	Sheri Woodruff	Keith Kolstrom
	610-893-9555 Office	610-893-9551 Office
	609-933-9243 Mobile	keith.kolstrom@te.com
swoodruff@te.com

TYCO ELECTRONICS ANNOUNCES PRICING OF

$250.0 MILLION FIXED RATE SENIOR NOTES OFFERING

SCHAFFHAUSEN, Switzerland, Dec. 15, 2010 — Tyco Electronics Ltd. (NYSE: TEL) today announced that its wholly-owned subsidiary, Tyco Electronics Group S.A. (“TEGSA”), has priced an offering of $250.0 million aggregate principal amount of 4.875% Senior Notes due 2021.  The offer is being made pursuant to an effective registration statement filed by Tyco Electronics Ltd. and TEGSA on July 1, 2008, as amended on June 26, 2009.

The $250.0 million Senior Notes due 2021 will be issued at a price of 99.422% and will bear interest at a rate of 4.875% per year, payable semi-annually.

Tyco Electronics intends to use the net proceeds of this offering for general corporate purposes, which may include repayment of outstanding debt.

Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and UBS Securities LLC, are joint book-running managers for this offering, which is expected to close on December 20, 2010.

A copy of the prospectus for the offering can be obtained from your BofA Merrill Lynch sales person or BofA Merrill Lynch, 4 Financial Center, New York, NY 10080 Attention: Syndicate Operations, via e-mail at dg.prospectus_requests@baml.com or via telephone at 1-800-294-1322, or from your Goldman Sachs sales person or Goldman, Sachs & Co., 200 West Street, New York, NY 10282 Attention: Prospectus Department, via fax at 212-902-9316 or via e-mail at prospectus-ny@ny.email.gs.com.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

ABOUT TYCO ELECTRONICS (TE)

Tyco Electronics Ltd. is a global technology company with fiscal 2010 sales of US$12.1 billion to customers in more than 150 countries. We design, manufacture and market products for customers in a broad array of industries including automotive; data communication systems; consumer electronics; telecommunications; aerospace, defense and marine; medical; energy; and lighting. With approximately 7,000 engineers and worldwide manufacturing, sales and customer service capabilities, we are a recognized leader in many of the industries we serve.

FORWARD-LOOKING STATEMENTS

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The company has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those set forth in Tyco Electronics’ Annual Report on Form 10-K for the fiscal year ended Sept. 24, 2010, as well as in Tyco Electronics’ Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and other reports filed by Tyco Electronics with the Securities and Exchange Commission.

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